Exhibit 10.2

June 20, 2003

PERSONAL AND CONFIDENTIAL
Edward M. Liddy
The Allstate Corporation
2775 Sanders Road
Northbrook, IL 60062

Dear Ed:

     We are all very pleased that you have agreed to join the Board of Directors of The Goldman Sachs Group, Inc. (“GS Inc.”). I am writing to set forth the terms of your compensation as a non-management director. The terms of non-management directors’ compensation are, of course, subject to future modification by the Board.

     Your term as a director will commence on June 22, 2003 and will run through the 2006 annual meeting of shareholders of GS Inc. You have also been appointed a member of the Audit, Compensation and Corporate Governance and Nominating Committees as of June 22, 2003.

     You will receive an initial grant of 3,000 fully vested restricted stock units (“RSUs”) under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “SIP”).

     As additional compensation for your services, you will receive:

•	$35,000 per year (the “Annual Retainer”);

•	$15,000 per year for serving on each Board committee of which you are a member (the “Committee Fees”);

•	$1,000 for each meeting of the Board or of a Board committee that you attend (the “Meeting Fees”); and

•	an annual grant (the “Annual Grant”), at your election, of (a) 2,000 fully vested RSUs; (b) fully vested options (“Options”) to purchase 6,000 shares of GS Inc. common stock; or (c) 1,000 RSUs and Options to purchase 3,000 shares of GS Inc. common stock.

     The Annual Retainer and the Committee Fees are paid annually in arrears in the form of RSUs unless GS Inc. determines to pay them in cash. The Meeting Fees are payable in cash, also annually in arrears. The Annual Grant is paid annually in advance of the fiscal year to which it pertains in the form of RSUs and/or Options as elected by you.

     For fiscal year 2003, you will receive the Annual Retainer, Committee Fees and Annual Grant pro rated from the date of your appointment. Meeting Fees will be calculated based on the number of meetings you attend for the remainder of 2003 and will be paid in cash in arrears. I enclose a form for the 2003 Annual Grant election as between RSUs and Options.

     The terms of the Options for the 2003 Annual Grant were set in November 2002 and have the same exercise price ($78.87) as the options that were granted to employees for the 2002 fiscal year; will become exercisable on the earlier of (a) the first trading day in January 2006 unless that day is not during an “access person window period” (“Window Period”) under GS Inc.’s trading policy, in which case, the first trading day of the first Window Period that begins thereafter, and (b) the date on which you cease to be a director of GS Inc.; and will expire on November 30, 2012.

     Any Options granted to you as part of the Annual Grant for fiscal 2004 and thereafter will:

(i)	be granted on the same date as the date of grant of any year-end equity awards granted to employees of GS Inc. and its affiliates who are subject to Section 16 of the Securities Exchange Act (“Section 16 Persons”) for the prior fiscal year or, if no such equity awards are granted, on the last business day of December in the fiscal year to which the Annual Grant pertains;

(ii)	first become exercisable on the earlier of (a) the same date that year-end options granted to Section 16 Persons for the prior fiscal year become exercisable or, if no such options are granted, on the first trading day in January three years after the date of grant unless that date is not during a Window Period, in which case the first trading day of the first Window Period that begins thereafter, and (b) the date on which you cease to be a director of GS Inc.;

(iii)	have an exercise price equal to the exercise price of any year-end options granted to Section 16 Persons for the prior fiscal year or, if no such options are granted, the closing price of GS Inc.’s common stock on the New York Stock Exchange on the date of grant of the Annual Grant; and

(iv)	will expire ten years after the date of grant.

     RSUs for the Annual Retainer, the Committee Fees and, if applicable, the Annual Grant will:

(i)	be granted to you as of the date of grant of any year-end equity award granted to Section 16 Persons or, if no such award is granted, as of the last business day of December of such fiscal year (or, in the case of RSUs for the Annual Grant, as of the last business day of December in the fiscal year to which the grant pertains); and

(ii)	provide for delivery of shares of GS Inc. common stock on the last business day of May in the year following the date on which you cease to be a director of GS Inc.

     The number of RSUs you receive for the Annual Retainer and the Committee Fees will be determined in the same manner as grants to employees for year-end RSUs for that fiscal year or, if no such RSUs are granted, at a grant price equal to the average closing price of GS Inc.’s common stock on the New York Stock Exchange over the 10 trading days up to and including the last day of the fiscal year.

     All Options and RSUs will be subject to the terms and conditions of the SIP and the relevant award agreements.

     We will shortly be providing you with agreements and other documentation with respect to your initial grant. I have enclosed various other documents in connection with these arrangements. Please complete them as necessary, sign where indicated and return them in the enclosed envelope. The remaining copies are for your records.

Very truly yours,

/s/ HENRY M. PAULSON, JR.

Henry M. Paulson, Jr.

Enclosures:	The Goldman Sachs Amended and Restated Stock Incentive Plan
Custody Agreement
Signature Card
Election Form for 2003 Annual Grant
Form W-9